UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   November 21, 2003

CBRL GROUP, INC.

Tennessee

0-25225

        62-1749513

(State or Other Jurisdiction

       (Commission File Number)

    (I.R.S. Employer

      of Incorporation)

               Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

 (615) 444-5533

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Item 5.

Other Events.

McDermott v. Cracker Barrel Old Country Store, Inc.

CBRL Group, Inc. (the “Company”) previously reported this case pending against its Cracker Barrel Old Country Store, Inc. (“CBOCS”) subsidiary in the United State District Court for the Northern District of Georgia (the "Court").  In that respect the following are incorporated herein as if copied verbatim:  Part I, Item 3 of the Company's Annual Report on Form 10-K for the fiscal year ended August 2, 2002 (filed with the Commission on October 25, 2002);          Part II, Item 1 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (filed with the Commission on March 17, 2003); Item 5 of the Company's Current Report on Form 8-K filed with the Commission on August 6, 2003; Item 5 of the Company's Current Report on Form 8-K filed with the Commission on October 1, 2003; and  Note 9 to the Company's Consolidated Financial Statements contained in the Company's Annual Report on Form 10K for the fiscal year ended August 1, 2003 (filed with the Commission on October 15, 2003).

The case involves two types of claims.  One is a “server” claim in which certain servers at CBOCS' restaurants alleged that they were inappropriately compensated because they were allegedly required to perform an excessive amount of non-server duties.  The second type of claim is a “lock-in” claim.  CBOCS, for safety reasons, requires that the doors of each of its units be locked each night after the last customer leaves.  Some employees claim that they were required to remain in the restaurants after completion of their duties (and without pay) until the manager had counted receipts and unlocked the doors to the unit.

Following conditional certification of  the two classes and opt ins by over 10,000 potential plaintiffs, CBOCS moved to de-certify both classes.  In addition, during the course of the proceedings, following unsuccessful attempts to resolve the case through mediation, CBOCS also made formal offers of judgment to the plaintiffs aggregating $3.5 million.  Although the plaintiffs failed to accept these offers, this amount ($3.5 million) was accrued as a liability by the Company in the fourth quarter of the fiscal year ended August 3, 2001.

On November 21, 2003, the Magistrate Judge for the Court issued a 108 page report and recommendation (the "Report") with respect to CBOCS’ motion for de-certification.  The Company and CBOCS received the report on November 25, 2003. The report grants CBOCS motion for de-certification in part and denies the motion in part.  Under the order entered concurrently with the Report, the parties have ten (10) days to file objections to the Report.  If no objections are filed, the Report may be adopted as the order of the Court.  CBOCS intends to object to that portion of the Report that refuses to decertify the "lock-in" collective group.

Stating that “the argument is powerful [that] the performance of so-called non-server tasks varies so much among servers that collective treatment would be inappropriate,” the Report recommends de-certification of the collective server group.  If the Magistrate’s report is accepted as the order of the Court, the two named plaintiffs who asserted server claims, if they decide to proceed with those claims, now will be required to proceed individually with respect to those claims.  Server claims of any "opt in" plaintiffs are to be dismissed, without prejudice, if the Report is adopted by the Court.

The Report denied the motion to de-certify the “lock-in” group.  8512 persons filed opt-in notices in this group.  The Report indicates that the collective "lock in" group will be allowed to present their collective case through 216 of the representative plaintiffs in that group. In so ruling, although the Court refused to grant CBOCS’ motion to de-certify the “lock-in” collective group, the Court “agree[d] with [CBOCS] that plaintiffs have not shown the existence of some corporate-wide scheme to deprive employees of compensation for lock-in time.”  In order to receive statutory liquidated damages or to extend the period of the statute of limitations from two to three years, the plaintiffs will be required to show willfulness.  A failure on the plaintiffs part to show willfulness will limit their claims to actual damages over a two-year time period.

The Company believes that the Report's findings have not increased the risk that it previously has reported with respect to the McDermott litigation.  In particular, the Company believes that there is nothing in the Report that causes it to believe that the amount previously accrued as a liability ($3.5 million) is insufficient to cover its potential liability in the case.

A complete copy of the Magistrate’s report and recommendation and accompanying order is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The Company continues to believe that its CBOCS subsidiary has substantial defenses to the claims being made in the McDermott case and intends to continue to vigorously defend the case.  There is no provision in the Company's financial statements for any liability beyond the $3.5 million accrual mentioned above.  Accordingly, in the event of an adverse or unanticipated ruling, the Company's financial condition or results of operations could be materially and adversely affected.

Item 7.  Financial Statements and Exhibits

(a)

Financial Statements.  None

(b)

Pro Forma Financial Information.  None

(c)      Exhibits.

99.1

Report and Recommendation of the Magistrate for the United States District Court for the Northern District of Georgia entered November 21, 2003

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 26, 2003

CBRL GROUP, INC.

By: /s/ James F. Blackstock

Name:  James F. Blackstock

Title:  Vice President, Secretary and

General Counsel

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